Exhibit 99.2

CONTACT:

Felicia Vonella

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Completes Exchange of $276 Million of its 1.75% Convertible Senior Notes due June 2021; New Convertible Secured Notes Mature December 2024

Ardsley, N.Y. – December 26, 2019 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) (“Acorda” or the “Company”) today announced it has successfully completed its previously announced private exchange of $276 million aggregate principal amount of its 1.75% Convertible Senior Notes due June 2021 (the “Existing Convertible Notes”) for a combination of approximately $207 million aggregate principal amount of newly issued 6.00% Convertible Senior Secured Notes due 2024 (the “New Convertible Secured Notes ”) and $55.2 million in cash. The initial conversion rate for the New Convertible Secured Notes is 285.7142 shares of the Company’s common stock per $1,000 principal amount of New Convertible Secured Notes, which is equivalent to an initial conversion price of approximately $3.50 per share, which represents a premium of approximately 97% above the Company’s closing stock price on December 20, 2019.

“We have taken a significant step to strengthen our capital structure by refinancing approximately $276 million of our debt that matures in 2021 and replacing it with indebtedness that will not mature until December 2024,” said Ron Cohen, M.D., Acorda’s President and Chief Executive Officer. “We structured the exchange to both address our near-term obligation and to preserve shareholder value through a substantial conversion premium. This now affords us the runway needed to drive the commercial success of INBRIJA®, which addresses the critical unmet need of OFF periods in people living with Parkinson’s.”

The Existing Convertible Notes received by the Company in the Exchange were cancelled in accordance with their terms. Accordingly, upon completion of the exchange, $69 million of Existing Convertible Notes remain outstanding.

The Company previously announced the terms of the New Convertible Secured Notes on December 23, 2019. The Company will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission on December 26, 2019, which will describe the exchange and the terms of the New Convertible Secured Notes, and include copies of the indenture and security agreement relating to the New Convertible Secured Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The offer and sale of the New Convertible Secured Notes or the shares of common stock issuable upon their conversion have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction, and these securities may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act and applicable state laws.

J. Wood Capital Advisors LLC is acting as the Company’s financial advisor for the Exchange and Covington & Burling LLP is acting as the Company’s legal advisor.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® (levodopa inhalation powder) is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market INBRIJA or any other products under development; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA to meet market demand; third party payers (including governmental agencies) may not reimburse for the use of INBRIJA or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; competition for INBRIJA, AMPYRA and other products we may develop and market in the future, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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